SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 FINANCIAL REPORT FOR THE YEAR ENDED 30 JUNE 2022

Note 2022 2021 $ $ Revenue 2(a) 498,218 645,387 Other income 2(b) 108,374,739 0 Administration and Corporate expenses (9,548,843) (3,003,696) Capitalised exploration expenditure written-off - (81,708) Employee benefit expense (10,517,341) (1,884,058) Foreign exchange losses 3(ii) (2,108,773) - Occupancy costs (680,878) - Depreciation and amortisation expense 3(i) (50,069) (51,758) Transaction cost on project acquisition 3(ii) (1,352,809) - Finance Costs 3(i) (928,072) (3,665) Profit/(Loss) before income tax 83,686,172 (4,379,498) Tax expense 4 - - Profit/(Loss) for the year 83,686,172 (4,379,498) Other comprehensive income Items that will be reclassified subsequently to profit or loss when specific conditions are met: Exchange differences on translating foreign operations 4(c) 14,105,312 (18,639) Items that will not be reclassified subsequently to profit or loss - - Other comprehensive income/(loss) for the year 14,105,312 (18,639) Total comprehensive income/(loss) for the year 97,791,484 (4,398,137) Total comprehensive income/(loss) attributable to: - members of the company 58,894,895 (4,379,498) - non-controlling interest 24,791,277 - 83,686,172 (4,379,498) Earnings per share from continuing operations: Basic earnings per share (cents per share) 7 1.23 (0.13) Diluted earnings per share (cents per share) 7 1.16 - The accompanying notes form part of these financial statements. SAYONA MINING LIMITED AND CONTROLLED ENTITIES Consolidated Group FOR THE YEAR ENDED 30 JUNE 2022 STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME ABN 26 091 951 978 1

Note 2022 2021 $ $ ASSETS CURRENT ASSETS Cash and cash equivalents 9 184,559,499 35,502,596 Trade and other receivables 10 9,680,669 10,412,500 Other assets 11 13,700,194 43,648 Total Current Assets 207,940,362 45,958,744 NON-CURRENT ASSETS Mine Properties 12 61,783,059 - Property, plant and equipment 13 232,381,790 162,222 Exploration and evaluation asset 14 158,861,990 25,552,728 Intangilbe assets 15 184,875 - Right of use asset 16 9,529 47,629 Total Non-Current Assets 453,221,243 25,762,579 TOTAL ASSETS 661,161,605 71,721,323 LIABILITIES CURRENT LIABILITIES Trade and other payables 17 6,921,952 3,665,560 Lease Liability 16 10,240 37,540 Provisions 18 323,787 116,872 Total Current Liabilities 7,255,979 3,819,972 NON CURRENT LIABILITIES Lease Liability 16 - 15,224 Other financial liabilities 20 11,503,791 - Other liabilities 21 17,058,804 - Provisions 18 31,085,639 - Interest bearing borrowings 19 23,461,533 - Total Non Current Liabilities 83,109,767 15,224 TOTAL LIABILITIES 90,365,746 3,835,196 NET ASSETS 570,795,859 67,886,127 EQUITY Issued capital 22 504,254,583 128,727,789 Reserves 23 14,385,595 304,633 Accumulated losses (7,360,822) (67,643,223) Non-controlling Interests 59,516,503 6,496,928 TOTAL EQUITY 570,795,859 67,886,127 The accompanying notes form part of these financial statements. Consolidated Group SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 STATEMENT OF FINANCIAL POSITION AS AT 30 JUNE 2022 2

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2022

Consolidated Group		Share Capital	Accumulated Losses	Foreign Currency Translation Reserve	Option Reserve	Non-Controlling Interests	Total
		$	$	$	$	$	$
Balance at 30 June 2020		84,930,181	(64,112,907)	214,319	114,135	-	21,145,728
Loss attributable to members of the entity		-	(4,379,498)	-	-	-	(4,379,498)
Other comprehensive income for the year		-	-	(18,639)	-	-	(18,639)
Total comprehensive income for the year		-	(4,379,498)	(18,639)	-	-	(4,398,137)
Transactions with owners in their capacity as owners							
Shares issued during the year	22	47,008,233	-	-	-	-	47,008,233
Transaction costs		(3,210,625)	-	-	-	-	(3,210,625)
Share based payments	29	-	-	-	844,000	-	844,000
Reserve transfered to retained earnings			849,182		(849,182)	-	-
Recognition of non-controlling interests	33	-	-	-	-	6,496,928	6,496,928
Total transactions with owners		43,797,608	849,182	-	(5,182)	6,496,928	51,138,536
Balance at 30 June 2021		128,727,789	(67,643,223)	195,680	108,953	6,496,928	67,886,127
Profit/attributable to members of the entity		-	58,894,895	-	-	24,791,277	83,686,172
Other comprehensive income for the year		-	-	12,428,088	-	1,677,224	14,105,312
Total comprehensive income for the year		-	58,894,895	12,428,088	-	26,468,501	97,791,484
Transactions with owners in their capacity as owners							
Shares issued during the year	22	392,474,768	-	-	-	26,551,074	419,025,842
Transaction costs		(16,947,974)	-	-	-	-	(16,947,974)
Share based payments	29	-	-	-	3,040,380	-	3,040,380
Reserve transfered to retained earnings		-	1,387,506	-	(1,387,506)	-	-
Total transactions with owners		375,526,794	1,387,506	-	1,652,874	26,551,074	405,118,248
Balance at 30 June 2022		504,254,583	(7,360,822)	12,623,768	1,761,827	59,516,503	570,795,859

The accompanying notes form part of these financial statements.

3

Note 2022 2021 $ $ CASH FLOWS FROM OPERATING ACTIVITIES Payments to suppliers and employees (20,950,781) (10,732,844) Government subsidies 42,133 315,190 Interest received 110,638 2,252 Other income 345,447 17,584 Interest and other costs of finance paid (1,430) (3,665) Finance costs - (773,636) Net cash provided by (used in) operating activities 24 (20,453,993) (11,175,119) CASH FLOWS FROM INVESTING ACTIVITIES Payment for subsidiary, net of cash acquired 5(A) (105,264,361) - Payment for Moblan tenements 5(B) (116,661,862) - Capitalised exploration expenditure 14 (10,160,134) (4,272,756) Purchase of property, plant and equipment 13 (21,864,633) (31,758) Net receipt of royalty advances 5(B) 8,619,784 - Deposits for rehabilitation provisions (10,503,432) - Net cash provided by (used in) investing activities (255,834,638) (4,304,514) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds from issue of shares 22 423,876,147 46,491,520 Costs associated with share and option issues (15,577,814) (2,167,693) Proceeds from minority interest investment in subsidiary 16,510,768 6,496,928 Proceeds from convertible note facility - 8,044,030 Repayment of convertible notes - (8,044,030) Repayment of lease liabilities (42,524) (36,334) Net cash provided by (used in) financing activities 424,766,577 50,784,421 Net increase (decrease) in cash held 148,477,946 35,304,788 Cash at beginning of financial year 35,502,596 492,660 Effect of exchange rates on cash holdings in foreign currencies 578,957 (294,852) Cash at end of financial year 9 184,559,499 35,502,596 The accompanying notes form part of these financial statements. Consolidated Group SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 30 JUNE 2022 4

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES These consolidated financial statements and notes represent those of Sayona Mining Limited ("the Company") and Controlled Entities (the “Consolidated Group” or “Group”). The separate financial statements of the parent entity, Sayona Mining Limited, have been presented within this financial report as permitted by the Corporations Act 2001. The financial statements have been authorised for issue as at the date of the Directors' Declaration. Basis of Preparation These general purpose financial statements have been prepared in accordance with the Corporations Act 2001, Australian Accounting Standards and Interpretations of the Australian Accounting Standards Board and International Financial Reporting Standards as issued by the International Accounting Standards Board. The Group is a for-profit entity for financial reporting purposes under Australian Accounting Standards. Material accounting policies adopted in the preparation of these financial statements are presented below and have been consistently applied unless stated otherwise. Except for cash flow information, the financial statements have been prepared on an accruals basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities. Continued Operations and Future Funding The financial statements have been prepared on a going concern basis which contemplates that the Group will continue to meet its commitments and can therefore continue normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business. At 30 June 2022 total assets of the Group were A$661,161,605 including cash balances of A$184,559,499, property, plant & equipment of A$232,381,790, together with mine and exploration assets of A$220,645,049. The Group’s focus over the next 12 months is the restart of spodumene concentrate production at NAL from the first quarter 2023, together with an evaluation of downstream processing potential. In addition, the Group intends upgrading the mineral resource at its Moblan project and completing a feasibility study on project development. An evaluation of downstream processing options will also be undertaken. Because of the nature of the Group's proposed operations and expansion strategies into downstream processing, additional funding will be required in the future to fund this and other activities. Accordingly, when necessary, the Group investigates various options for raising additional funds which may include but is not limited to an issue of shares, borrowings, a farm-out of an interest in one or more exploration tenements or the sale of exploration assets where increased value has been created through previous exploration activity. Principles of Consolidation The consolidated financial statements incorporate all of the assets, liabilities and results of the parent (Sayona Mining Limited) and all of the subsidiaries. Subsidiaries are entities the parent controls. The parent controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. A list of the subsidiaries is provided in Note 33. The assets, liabilities and results of all subsidiaries are fully consolidated into the financial statements of the Group from the date on which control is obtained by the Group. The consolidation of a subsidiary is discontinued from the date that control ceases. Intercompany transactions, balances and unrealised gains or losses on transactions between group entities are fully eliminated on consolidation. Accounting policies of subsidiaries have been changed and adjustments made where necessary to ensure uniformity of the accounting policies adopted by the Group. 5

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Business Combinations Business combinations occur where an acquirer obtains control over one or more businesses. A business combination is accounted for by applying the acquisition method, unless it is a combination involving entities or businesses under common control. The business combination will be accounted for from the date that control is obtained, whereby the fair value of the identifiable assets acquired and liabilities (including contingent liabilities) assumed is recognised (subject to certain limitations). Where measuring consideration transferred in the business combination, any assets or liability resulting from a contingent consideration arrangement is also included. Subject to initial recognition, contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an assets or liability is remeasured in each reporting period to fair value, recognising any change to fair value in profit and loss, unless the change in value can be identified as existing at acquisition date. All transaction costs incurred in relation to business combinations, other than those associated with the issue of a financial instrument, are recognised as expenses in profit or loss as incurred. The acquisition of a business may result in the recognition of goodwill or a gain from a bargain purchase. Equity interests in a subsidiary not attributable, directly or indirectly, to the Group are presented as “non- controlling interests”. The Group initially recognises non-controlling interests that are present ownership interests in subsidiaries and are entitled to a proportionate share of the subsidiary’s net assets on liquidation at either fair value or the non-controlling interests’ proportionate share of the subsidiary’s net assets. Subsequent to initial recognition, non-controlling interests are attributed their share of profit or loss and each component of other comprehensive income. Non-controlling interests are shown separately within the equity section of the statement of financial position and statement of comprehensive income. Income Tax The income tax expense/(income) for the year comprises current income tax expense/(income) and deferred tax expense/(income). Current income tax expense charged to profit or loss is the tax payable on taxable income. Current tax liabilities/(assets) are measured at the amounts expected to be paid to/(recovered from) the relevant taxation authority. Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well as unused tax losses. Current and deferred income tax expense/(income) is charged or credited outside profit or loss when the tax relates to items that are recognised outside profit or loss. Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled and their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability. Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilised. 6

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Where temporary differences exist in relation to investments in subsidiaries, deferred tax assets and liabilities are not recognised where the timing of the reversal of the temporary difference can be controlled and it is not probable that the reversal will occur in the foreseeable future. Current tax assets and liabilities are offset where a legally enforceable right of set-off exists, and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur. Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future periods in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled. Tax consolidation The company and its wholly-owned Australian resident entities have formed a tax consolidated group and are therefore taxed as a single entity from that date. The head entity within the tax consolidated group is Sayona Mining Limited. The members of the tax-consolidated group are identified in Note 33. Tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the “separate taxpayer within group” approach by reference to the carrying amounts in the separate financial statements of each entity and the tax values applying under tax consolidation. Current tax liabilities and assets and deferred tax assets arising from unused tax losses and relevant tax credits of the members of the tax- consolidated group are recognised by the Company (as head entity in the tax consolidated group). Tax funding arrangements are currently in place between entities in the tax-consolidated group. Property, Plant and Equipment Each class of property, plant and equipment is carried at cost or fair value as indicated less, where applicable, any accumulated depreciation and impairment losses. Plant and equipment are measured on the cost basis and therefore carried at cost less accumulated depreciation and any accumulated impairment. In the event the carrying amount of plant and equipment is greater than the estimated recoverable amount, the carrying amount is written down immediately to the estimated recoverable amount and impairment losses are recognised in profit or loss. A formal assessment of the recoverable amount is made when impairment indicators are present. The carrying amount of plant and equipment is reviewed annually by directors to ensure it is not in excess of the recoverable amount from these assets. The recoverable amount is assessed on the basis of the expected net cash flows that will be received from the asset’s employment and subsequent disposal. The expected net cash flows have been discounted to their present values in determining recoverable amounts. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that the future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised as expenses in profit or loss during the financial period in which they are incurred. Construction Work in Progress are measured on the cost basis and represent complete assets or partial assets/components that will be part of the refurbishment works to modernise the plant to be a world class lithium processing plant. These costs will form part of the plant and equipment costs once the refurbishment works are completed and the plant is then fully operational. 7

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Property Freehold land and buildings are carried at their fair value (being the amount for which an assets could be exchanged between knowledgeable, willing parties in an arm's length transaction), based on periodic, but at least triennel, valuations by external independent valuers, less accumulated impairment losses and accumulated depreciation for buildings. Increases in carrying amount arising on revaluation of land and buildings are credited to a revaluation surplus in equity. Decreases that offset previous increases in the same asset are recognised against revaluation surplus directly in equity. All other decreased are recognised in the profit or loss. Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset. Depreciation The depreciable amount of all fixed assets is depreciated on a straight-line basis over their useful lives to the consolidated Group commencing from the time the asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements. The depreciation rates used for plant and equipment are in the range between 4% and 40%. The depreciable amount of buildings, excluding freehold land, is depreciable on a straight line basis over the asset's useful life to the Consolidated Group commencing from the time the asset is held ready for use. The rate of depreciation applicable to buildings is 2.5%. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains and losses are recognised in profit or loss in the period in which they arise. Exploration and Development Expenditure Exploration, evaluation and development expenditures incurred are capitalised in respect of each identifiable area of interest. These costs are only capitalised, where the Group has right of tenure, to the extent that they are expected to be recovered through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves. Accumulated costs in relation to an abandoned area are written off in full against profit or loss in the year in which the decision to abandon the area is made. A regular review is undertaken of each area of interest to determine the appropriateness of continuing to capitalise costs in relation to that area of interest. The term "Joint Operation" has been used to describe "farm-in" and "farm-out" arrangements. Where the Group has entered into joint operation agreements on its areas of interest, the earn-in contribution by the joint operation partner is offset against expenditure incurred. Earn-in contributions paid, or expenditure commitments incurred by the Company to acquire a joint venture interest are expensed when incurred up to the time an interest is acquired. Intangible Assets Computer software is recorded at cost. Where software is acquired at no cost, or at nominal cost, the cost is its fair value as at the date of acquisition. It has a finite life and is carried at cost less accumulated amortisation and any impairment losses. Software has an estimated useful life of between one and three years. It is assessed annually for impairment. Interests in Joint Arrangements Joint arrangements represent the contractual sharing of control between two or more parties in a business venture where decisions about the relevant activities of the arrangement (those that significantly affect the companies’ returns) require the unanimous consent of the parties sharing control. Separate joint venture entities providing the joint venturers with an interest to the net asset as classified as a joint venture and accounting for using the equity method. 8

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Joint operations represent arrangements in which the joint operators maintain direct interests in each asset, and obligations for the liabilities, relating to the arrangement. The Group's interest in the assets and liabilities, revenue and expenses of joint operations are included in the respective line items of consolidation financial statements. Gains and losses resulting from sales to joint operation are recognised to the extent of the other parties' interests. When the Group makes purchases from a joint operation, it does not recognise its share of the gains and losses from the joint arrangement until it resells the goods/assets to a third party. Restoration Costs Costs of site restoration are provided for over the life of the project from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal, and rehabilitation of the site in accordance with local laws and regulations and clauses of the permits. Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis. Any changes in the estimates for the costs are accounted for on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly, the costs have been determined on the basis that the restoration will be completed within one year of abandoning the site. Provision is made for close-down, restoration and environmental costs when the obligation occurs, based on the net present value of estimated future costs required to satisfy the obligation. Management uses its judgment and experience to determine the potential scope of closure rehabilitation work required to meet the Group’s legal, statutory and constructive obligations, and any other commitments made to stakeholders, and the options and techniques available to meet those obligations and estimate the associated costs and the likely timing of those costs. Mine Properties Mines under construction Mine properties under construction comprises exploration and evaluation expenditure once the work completed to date supports the future development of the property and such development receives appropriate approvals. All subsequent expenditure on the construction, installation or completion of infrastructure facilities is capitalised in ’Mines under construction’. Development expenditure is net of proceeds from the sale of ore extracted during the development phase to the extent that it is considered integral to the development of the mine. Any costs incurred in testing the assets to determine if they are functioning as intended, are capitalised, net of any proceeds received from selling any product produced while testing. Where these proceeds exceed the cost of testing, any excess is recognised in the statement of profit or loss and other comprehensive income. After production starts, all assets included in ‘Mines under construction’ are then transferred to ’Producing mines’ which is also a sub-category of ’Mine properties’. Mine Properties and Mineral Deposits Estimates of ore reserves and, in some cases, mineral resources can impact depreciation and amortisation rates; the carrying values of intangible assets and property, plant and equipment; provisions for close-down and restoration costs; and the recovery of deferred tax assets. The Group estimates its ore reserves and mineral resources based on information compiled by Competent Persons as defined in accordance with the Joint Ore Reserves Committee (JORC) code. 9

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Estimation requires assumptions about future commodity prices and demand, exchange rates, production costs, transport costs, close-down and restoration costs, recovery rates and discount rates and, in some instances, the renewal of mining licences. There are many uncertainties in the estimation process and assumptions that are valid at the time of estimation may change significantly when new information becomes available. New geological or economic data, or unforeseen operational issues, may change estimates of ore reserves and mineral resources. The Group uses judgment as to when to include mineral resources in accounting estimates, for example, the use of mineral resources in the Group’s depreciation policy is described in Note 1 above and in the determination of the date of closure as described in Note 1. Leases At inception of a contract, the Group assesses if the contract contains or is a lease. If there is a lease present, a right- of-use asset and a corresponding lease liability is recognised by the Group where the Group is a lessee. However, all contracts that are classified as short-term leases (leases with remaining lease term of 12 months or less) and leases of low value assets are recognised as an operating expense on a straight-line basis over the term of the lease. Initially the lease liability is measured at the present value of the lease payments still to be paid at commencement date. The lease payments are discounted at the interest rate implicit in the lease. If this rate cannot be readily determined, the Group uses the incremental borrowing rate. Lease payments included in the measurement of the lease liability are as follows: • fixed lease payments less any lease incentives; • variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date; • the amount expected to be payable by the lessee under residual value guarantees; • the exercise price of purchase options, if the lessee is reasonably certain to exercise the options; • lease payments under extension options if the lessee is reasonably certain to exercise the options; and • payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease. The right-of-use assets comprise the initial measurement of the corresponding lease liability as mentioned above, any lease payments made at or before the commencement date as well as any initial direct costs. The subsequent measurement of the right-of-use assets is at cost less accumulated depreciation and impairment losses. Right-of-use assets are depreciated over the lease term or useful life of the underlying asset whichever is the shortest. Where a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Group anticipates to exercise a purchase option, the specific asset is depreciated over the useful life of the underlying asset. Impairment of Assets At the end of each reporting period, the Group assesses whether there is any indication that an asset may be impaired. The assessment will include consideration of external and internal sources of information. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is recognised immediately in profit or loss. Where it is not possible to estimate the recoverable amount of an individual asset the Group estimates the recoverable amount of the cash generating unit to which the asset belongs. 10

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 Reporting by operating segments An internally determined transfer price is set for all intersegment sales. This price is reset quarterly and is based on what would be realised in the event the sale was made to an external party at arm's length. All such transaction are eliminated on consolidation of the Group's financial statements. Corporate charges are allocated to reporting segments based on the segments' overall proportion of revenue generation with the Group. The Board of Directors that is representative of likely consumption of head office expenditure that should be used in assessing segment performance and cost recoveries. Segment Assets Where an asset is used across multiple segments, the asset is allocated to the segment that receives the majority of the economic value from the asset. In most instances, segment assets are clearly identifiable on the basis of their nature and physical location. Segment Liabilities Liabilities are allocated to segments where there is a direct nexus between the incurrence of the liability and the operations of the segment. Borrowings and tax liabilities are generally considered to relate to the Group as a whole and are not allocated. Segment liabilities include trade and other payable and certain direct borrowings. All Other Segments The following items of revenue, expenses, assets and liabilities are not allocated to operating segments as they are not considered part of the core operations of any segment: - derivatives - net gains on disposal pf available-for-sale investments - impairment of assets and other non-recurring items of revenue or expense - income tax expense - deferred tax assets and liabilities - current tax liabilities - other financial liabilities - intangible assets - discontinued operations; and - retirement benefit obligations. 11

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Fair Value of Assets and Liabilities The Group measures some of its assets and liabilities at fair value on either a recurring or non-recurring basis after initial recognition, depending on the requirements of the applicable Accounting Standard. Fair value is the price the Group would receive to sell an asset or would have to pay to transfer a liability in an orderly (ie unforced) transaction between independent, knowledgeable and willing market participants at the measurement date. Financial Instruments Initial recognition and measurement Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions to the instrument. For financial assets, this is the date that the Group commits itself to either the purchase or sale of the asset (ie trade date accounting is adopted). Financial instruments are initially measured at fair value plus transaction costs, except where the instrument is classified “at fair value through profit or loss”, in which case transaction costs are expensed to profit or loss immediately. Financial liabilities Financial liabilities are subsequently measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest expense in profit and loss over the relevant period. The effective interest rate is the internal rate of return of the financial asset or liability. That is, it is the rate that exactly discounts the estimated future cash flows through the expected life of the instrument to the net carrying amount at initial recognition. Financial assets Financial assets are subsequently measured at amortised cost. Measurement is on the basis of two primary criteria: - the contractual cash flow characteristics of the financial asset; and - the business model for managing the financial assets. A financial asset that meets the following conditions is subsequently measured at amortised cost: – the financial asset is managed solely to collect contractual cash flows; and – the contractual terms within the financial asset give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding on specified dates. Derecognition Derecognition refers to the removal of a previously recognised financial asset or financial liability from the statement of financial position. Derecognition of financial liabilities A liability is derecognised when it is extinguished (ie when the obligation in the contract is discharged, cancelled or expires). An exchange of an existing financial liability for a new one with substantially modified terms, or a substantial modification to the terms of a financial liability is treated as an extinguishment of the existing liability and recognition of a new financial liability. 12

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss. Derecognition of financial assets A financial asset is derecognised when the holder's contractual rights to its cash flows expires, or the asset is transferred in such a way that all the risks and rewards of ownership are substantially transferred. All of the following criteria need to be satisfied for derecognition of a financial asset: – the right to receive cash flows from the asset has expired or been transferred; – all risk and rewards of ownership of the asset have been substantially transferred; and – the Group no longer controls the asset (ie the Group has no practical ability to make a unilateral decision to sell the asset to a third party). On derecognition of a financial asset measured at amortised cost, the difference between the asset's carrying amount and the sum of the consideration received and receivable is recognised in profit or loss. Impairment The Group recognises a loss allowance for expected credit losses, using the simplified approach under AASB 9, which requires the recognition of lifetime expected credit loss at all times. Foreign Currency Transactions and Balances Functional and presentation currency The functional currency of each of the Group’s entities is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in Australian dollars which is the parent entity’s functional currency. Transaction and balances Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non- monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined. Exchange differences arising on the translation of monetary items are recognised in profit or loss, except where deferred in equity as a qualifying cash flow or net investment hedge. Exchange differences arising on the translation of non-monetary items are recognised directly in other The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows: - assets and liabilities are translated at year-end exchange rates prevailing at that reporting date; - income and expenses are translated at average exchange rates for the period; and - retained earnings are translated at the exchange rates prevailing at the date of the transaction. Exchange differences arising on translation of foreign operations with functional currencies other than Australian dollars are recognised in other comprehensive income and included in the foreign currency translation reserve in the statement of financial position. The cumulative amount of these differences is reclassified into profit or loss in the period in which the operation is disposed of. 13

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Employee Benefits The Group’s obligations for short-term employee benefits such as wages, salaries and sick leave are recognised as a part of current trade and other payables in the statement of financial position. The Group’s obligations for employees’ annual leave and long service leave entitlements are recognised as provisions in the statement of financial position. Other long-term employee benefits Provision is made for employees’ long service leave and annual leave entitlements not expected to be settled wholly within 12 months after the end of the annual reporting period in which the employees render the related service. Other long-term employee benefits are measured at the present value of the expected future payments to be made to employees. Expected future payments incorporate anticipated future wage and salary levels, durations of service and employee departures and are discounted at rates determined by reference to market yields at the end of the reporting period on government bonds that have maturity dates that approximate the terms of the obligations. Any remeasurements for changes in assumptions of obligations for other long-term employee benefits are recognised in profit or loss in the periods in which the changes occur. The Group’s obligations for long-term employee benefits are presented as non-current provisions in its statement of financial position, except where the Group does not have an unconditional right to defer settlement for at least 12 months after the end of the reporting period, in which case the obligations are presented as current provisions. Equity Settled (Share Based) Payments The Group uses shares and options to settle liabilities. Share-based payments to employees are measured at the fair value of the instruments issued and amortised over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The fair value of options is determined using a binomial pricing model. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognised for services received as consideration for the equity instruments granted is based on the number of equity instruments that eventually vest. Cash and Cash Equivalents Cash and cash equivalents include cash on hand, deposits available on demand with banks and other short-term highly liquid investments with original maturities of three months or less. Provisions Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured. Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the reporting period. Trade and Other Payables Trade and other payables represent the liabilities for goods and services received by the entity that remain unpaid at the end of the reporting period. The balance is recognised as a current liability with amounts normally paid within 30 days of recognition of the liability. Amounts are initially recognised at fair value, and subsequently measured at amortised cost. 14

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Issued Capital Ordinary shares are classified as equity. Transaction costs (net of tax, where the deduction can be utilised) arising on the issue of ordinary shares are recognised in equity as a reduction of the share proceeds received. Where share application monies have been received, but the shares have not been allotted, these monies are shown as a payable in the statement of financial position. Share options are classified as equity and issue proceeds are taken up in the option reserve. Transaction costs (net of tax where the deduction can be utilised) arising on the issue of options are recognised in equity as a reduction of the option proceeds received. Revenue and Other Income The Group's revenue is interest and sundry income, recognised on an accrual basis. Interest revenue is recognised using the effective interest method. All revenue is stated net of the amount of goods and services tax. Goods and Services Tax (GST) Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the taxation authority. Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the taxation authority is included with other receivables or payables in the statement of financial position. Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities are presented as operating cash flows included in receipts from customers or payments to suppliers. These accounting policies also apply in respect of the Group's Canada operations in relation to GST. Comparative Figures When required by Accounting Standards, comparative figures have been adjusted to conform to changes in presentation for the current financial year. Earnings per Share (EPS) Basic earnings per share Basic earnings per share is calculated by dividing the loss attributable to equity holders of the parent entity, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for any bonus elements in ordinary shares issued during the year. Diluted earnings per share Diluted earnings per ordinary share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares. 15

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Adjusting Events The weighted average number of shares outstanding during the period and for all periods presented are adjusted for events, other than the conversion of potential ordinary shares, that have changed the number of ordinary shares outstanding without a corresponding change in resources. Critical Accounting Estimates and Judgements The directors evaluate estimates and judgments incorporated into the financial report based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the Group. The Group has identified new significant judgements and estimates and assumptions in the half year period: Significant Judgements: ·   Accounting for acquisition of a business The Group completed the acquisition of North American Lithium Inc (NAL) on 27 August 2021. Accounting for business combinations under the scope of AASB3: Business Combinations is complex and requires judgements and estimates to be made in determining several matters including but not limited to: ·  Identifying the acquirer ·  Determining the date on which the Group achieved control of the subsidiary ·  Determining the purchase price consideration paid ·  Identifying the assets acquired and liabilities assumed as part of the transaction, and ·  Determining the fair values to be attributed to the identifiable assets acquired and liabilities assumed. ·  Purchase Price Consideration Other NAL assets and liabilities (i.e. other than those detailed above) were excluded from the valuation prepared by the independent expert. The book value of other assets and liabilities acquired, namely current accounts receivable and current accounts payable and accruals as at acquisition date were assumed to approximate their fair value. As detailed in Note 5(A) the purchase price consideration included cash and the issue of redeemable preference shares. The difference between the consideration paid by the vendors for the fair value of the assets acquired and liabilities assumed at acquisition date, resulted in a A$108,374,739 gain on acquisition. The fair value of the assets acquired and liabilities assumed was estimated by calculating the present value of the future expected cash flows. A discount rate of 10% was used. Significant judgements are involved in assessing the future cash flows of the acquired business, including revenue, expenditure and growth rates applied for revenue and gross main. The assessment of discount rates required judgement, with the IRR determined as the appropriate discount rate. Judgement has been applied as to valuation methodology and valuation range. The directors engaged an independent expert to assist. In determining the fair value of NAL the independent expert prepared an Estimate Valuation Report in conformity with Canadian Institute of Chartered Business Valuators Practice Standards for valuation reports in respect of the following NAL assets and liabilities: ·   Plant and equipment ·   Mining Interest ·   Reclamation Provision 16

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) · Impairment - general The Group assesses impairment at the end of each reporting period by evaluating conditions and events specific to the Group that may be indicative of impairment triggers. · Exploration and evaluation expenditure The Group capitalises expenditure relating to exploration and evaluation where it is considered likely to be recoverable or where the activities have not reached a stage that permits a reasonable assessment of the existence of reserves. For some areas of interest the Group has assessed the existence of reserves and considers the expenditure is recoverable through successful development of the area. For other areas of interest exploration activity continues and the directors are of the continued belief that such expenditure should not be written off since technical and feasibility studies in such areas have not yet concluded. · Royalty Advance - Other Liability The Group will amortise the royalty advance (deferred revenue) in line with the contractual obligations as agreed with the funder (LRC) in the agreement dated 8 August 2021. These requirements refer to royalties payable based on production tonnages and either a Gross Overriding Revenue (GOR) royalty being applied or a Net Smelter Return (NSR) being applied – depending on the property. The royalty advance will be amortised in accordance with the tonnages produced. Significant Estimates: · Uncertain tax position – Unutilised tax losses on acquisition Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognised subsequently if new information about facts and circumstances arises. The adjustment is treated as a reduction to goodwill if it has occurred during the measurement period or if outside the recognition period, is recognised in the statement of profit or loss and other comprehensive income. · Functional currency Management have determined the functional currency for the parent entity and its subsidiaries, is the currency of the primary economic environment in which the entity operates, which is the Australian dollar. The currencies of entities in the Group are the Canadian dollar and Australian dollar. Determining the functional currency involves judgements to identify the primary economic environment and the Company will reconsider the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment. 17

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) · Mine restoration The ultimate mine restoration costs are uncertain, and costs estimates can vary in response to many factors including estimates of the extent of costs of rehabilitation activities, technological changes, regulatory changes, cost increases compared to inflation rates and changes in discount rates. The provision at reporting date represents management’s best estimate of the present value of the future rehabilitation costs required. · Tax losses available The availability of the Group's carry forward tax losses are based on estimates of tax deductibility of exploration expenditure, and compliance with tax laws in Australia and Canada. New Accounting Standards Adopted There have been no new accounting standards applied for the first time in the preparation of the financial statements for the year ended 30 June 2022. New accounting standards issued as at 30 June 2022 that are not yet applicable are not expected to have a material effect on the amounts reported in the financial statements. AASB 2020-8: Amendments to Australian Accounting Standards – Interest Rate Benchmark Reform – Phase 2 The Group has applied AASB 2020-8 which amends various standards to help listed entities to provide financial statement users with useful information about the effects of the interest rate benchmark reform on those entities financial statements. As a result of these amendments, an entity: a)       will not have to derecognise or adjust the carrying amount of financial instruments for changes required by the reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate; b)       will not have to discontinue its hedge accounting solely because it makes changes required by the reform, if the hedge meets other hedge accounting criteria; and c)       will be required to disclose information about new risks arising from the reform and how it manages the transition to alternative benchmark rates. New and Amended Accounting Standards Not Yet Adopted by the Group AASB 2020-3: Annual Improvements to IFRS Standards 2018–2020 and Other Amendments This Standard amends: a)     the application of AASB 1 by a subsidiary that becomes a first-time adopter after its parent in relation to the measurement of cumulative translation differences; b)     AASB 3 to update references to the Conceptual Framework for Financial Reporting; c)     AASB 9 to clarify when the terms of a new or modified financial liability are substantially different from the terms of the original financial liability; d)     AASB 116 to require an entity to recognise the sales proceeds from selling items produced while preparing property, plant and equipment for its intended use and the related cost in profit or loss, instead of deducting the amounts received from the cost of the asset; e)     AASB 137 to specify the costs that an entity includes when assessing whether a contract will be loss- making; and f)       AASB 141 to align the fair value measurement requirements in AASB 141 with those in other Australian Accounting Standards. The Group plans on adopting the amendment for the reporting period ending 30 June 2023. The impact of the initial application is not yet known. 18

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 AASB 2020-1: Amendments to Australian Accounting Standards – Classification of Liabilities as Current or Non- Current Amends AASB 101 to clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date (for example, the receipt of a waiver, a breach of covenant, or settlement of the liability). The mandatory application date of the amendment has been deferred by 12 months to 1 January 2023 by AASB 2020-6. The Group plans on adopting the amendment for the reporting period ending 30 June 2024. The amendment is not expected to have a material impact on the financial statements once adopted. AASB 2021-2: Amendments to Australian Accounting Standards – Disclosure of Accounting Policies and Definition of Accounting Estimates This Standard amends: a)     AASB 7, to clarify that information about measurement bases for financial instruments is expected to be material to an entity’s financial statements; b)     AASB 101, to require entities to disclose their material accounting policy information rather than their significant accounting policies; c)      AASB 108, to clarify how entities should distinguish changes in accounting policies and changes in accounting estimates; d)     AASB 134, to identify material accounting policy information as a component of a complete set of financial statements; and e)     AASB Practice Statement 2, to provide guidance on how to apply the concept of materiality to accounting policy disclosures. Additional conforming amendments to AASB 1049, AASB 1054, and AASB 1060 were made by AASB 2021-6. The Group plans on adopting the amendment for the reporting period ending 30 June 2024. The impact of the initial application is not yet known. AASB 2021-5: Amendments to Australian Accounting Standards - Deferred Tax related to Assets and Liabilities arising from a Single Transaction The amendment narrowed the scope of the recognition exemption in paragraphs 15 and 24 of AASB 112 (recognition exemption) so that it no longer applies to transactions that, on initial recognition, give rise to equal taxable and deductible temporary differences. The amendment applies to transactions that occur on or after the beginning of the earliest comparative period presented. The Group plans on adopting the amendment for the reporting period ending 30 June 2024. The impact of the initial application is not yet known. 19

NOTE 2: REVENUE AND OTHER INCOME 2022 2021 $ $ (a) Revenue Revenue from contracts with customers - - Other sources of revenue: Interest received: unrelated parties 110,638 2,252 Government subsidy and incentive receipts (R&D/Cashboost) 42,133 315,190 Royalty payments 92,255 - FX Currency gain - 310,361 Other income 253,192 17,584 Total revenue and other revenue 498,218 645,387 (b) Other Income Gain from bargain purchase 108,374,739 - Total revenue and other income 108,872,957 645,387 NOTE 3: PROFIT/(LOSS) FOR THE YEAR (i) Expenses: Depreciation and amortisation expense:- Depreciation and amortisation 11,969 13,654 Amortisation on right of use assets 38,100 38,104 50,069 51,758 Finance costs:- Lease Liabilities 1,430 3,665 Preference shares 926,642 - 928,072 3,665 Short term lease expenses 213,639 44,120 Defined Benefit Contribution superannation expenses 60,510 59,125 (ii) Significant Revenue and Expenses Transaction cost on Moblan acquisition 1,352,809 - Royalty buy-back - Tansim royalty cost 2,169,752 - Finance costs - preference shares 926,642 - Capitalised exploration & evaluation expenditure written-off - 81,708 Net foreign exchange loss/(gain) 2,108,773 - Finance broker fees 678,474 769,971 Capital raising fees and commissions expenses - 160,876 Legal advisory and registry management 1,701,782 878,274 SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 Included in expenses are the following items: The following significant revenue and expense items are relevant in explaining the financial performance: 20

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 4: INCOME TAX EXPENSE

(a) The prima facie tax on loss from ordinary activities is reconciled to the income tax as follows:

Prima facie tax payable on profit from ordinary activities before income tax at 25.0% (2021: 26%).	20,921,543	(1,138,669)
Adjust for tax effect of:		
Non-Deductible Expenses	2,543,441	218,135
Other non-assessable income	(10,533)	(85,982)
Gain from bargain purchase	(27,093,685)	-
Tax losses and temporary differences not brought to account	3,639,234	1,006,516
Income tax expense attributable to entity	-	-
Weighted average effective tax rate (nil due to tax losses)	0.00%	0.00%

	2022 $	2021 $
(b) Deferred tax assets and liabilities not brought to account, the net benefit of which will only be realised if the		
Temporary differences	(25,744,785)	(726,827)
Tax losses - Revenue	48,768,951	7,018,041
Tax losses - Capital	5,613,671	5,613,671
Net unbooked deferred tax asset	28,637,837	11,904,885

The Group has unconfirmed carry forward losses for revenue of A$185,272,561 (2021: A$27,608,259) and for capital of A$22,454,683 (2021: A$22,454,683). Deferred tax assets and liabilities are stated at tax rates expected to apply when the relevant items are realised. Prior year carry forward revenue losses have been revised in the current year to agree to amended tax returns due for lodgement.

The tax benefits will only be obtained if the conditions in Note 1 are satisfied; the economic entity derives future assessable income of a nature and of an amount sufficient to enable the benefit from the deductions for the losses to be realised and if the economic entity continues to comply with the conditions for deductibility imposed by the relevant tax legislation.

(c) The tax expense of each component of comprehensive income :

Consolidated Group		
Exchange gain differences on translating foreign operations:		
Before Tax	14,105,312	(18,639)
Tax (expense)/benefit	-	-
Net of tax amount	14,105,312	(18,639)

21

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 5: SIGNIFICANT TRANSACTION AND EVENTS

This section provides additional information which will help users understand how changes in the Group structure have impacted the financial position and performance of the Group as a whole and the significant events that have occurred during the year impacting the financial position and performance of the Group.

(A) Business Combinations

The Group acquired 100% of the issued capital of Lithium Amerique Du Nord Inc (North American Lithium Inc. - NAL), a known lithium reserve and former producer of spodumene, on 27 August 2021, for a purchase consideration of A$128.6M.

The acquisition is part of the Group's strategy to integrate NAL's assets with its nearby Authier Lithium Project and expand its lithium reserves and processing operations in the lithium battery industry.

(a) Acquisition date fair values - NAL

The fair values of identifiable assets and liabilities of NAL as at the date of acquisition were:

Fair value on acquisition		
Assets	**A$**	**C$**
Mine properties (pre-production) (1)	59,889,276	54,905,000
Mine plant and equipment	203,387,264	186,460,390
Receivables (2)	3,031,408	2,779,120
Cash and cash equivalents	1,524,703	1,397,810
	267,832,651	245,542,320
Liabilities		
Trade and other payables	(720,025)	(660,102)
Provisions (Note 18)	(30,133,223)	(27,625,390)
	(30,853,248)	(28,285,492)
Total identifiable net assets at fair value	236,979,403	217,256,828
Gain from bargain purchase	(108,374,739)	(99,355,268)
Total consideration	128,604,664	117,901,560

(1) Because the mine was in care and maintenance prior to acquisition, significant expenditure is planned to restore operations to full commercial production stage.

(2) The directors believe the receivables are fully recoverable and no provision for impairment is required.

(b) Acquisition-date fair value of consideration transferred

	A$	**C$**
Cash paid	106,789,064	97,901,560
Preference shares issued	21,815,600	20,000,000
	128,604,664	117,901,560

22

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 5: SIGNIFICANT TRANSACTION AND EVENTS (continued)

The Group used a discounted cash flow model to estimate acquisition fair values, based on the life-of-mine plans. Expected future cash flows are based on estimates of future production and commodity prices, operating costs, and forecast capital expenditures using the life-of-mine plan as at the acquisition date.

A replacement-cost approach was used to determine the fair value of other property, plant and equipment.

The gain from bargain purchase of A$108M arises principally because of the following factors:

(a) NAL filed for bankruptcy protection in May 2019 and the sale process did not occur until 2021, more than two years after the commencement of bidding for an asset in a Companies' Creditors Arrangement Act ("CCAA") process and thus the price paid can be lower than full value in a non-bankruptcy sale;

(b) Over the 12 months prior to approval of the Group's bid, a number of government restrictions including travel restrictions were in place due to the COVD-19 pandemic. It is possible that travel restrictions and capital markets uncertainties resulting from COVID-19 also impacted the market competition for the NAL assets;

(c) NAL had over C$400M invested. NAL's historical investment in mining, concentrate and refining capacity significantly exceeds the aggregate purchase price; and

(d) The Company's share price was A$0.031 and market capitalization was A$138.9M on 26 May 2021, the day prior to signing an agreement to acquire NAL. At the end of business day on 27 May, the Company's share price rose to A$0.045 and market capitalization increased to A$201.5M, an increase of approximately 45%. This demonstrates the market's view that the NAL acquisition is value accretive to the Group.

From the date of acquisition to 30 June 2022, NAL bargain purchase contributed A$108M to Group revenue and A$105M to Group profit.

Included within other expenses in the statement of profit or loss and other comprehensive income are acquisition-related costs totalling A$130,380. The costs include advisory, legal, accounting and other professional fees.

(B) Joint Arrangements - 'Moblan'

During the period, the Group entered into a joint arrangement in Quebec through the acquisition of a 60% interest in the Moblan Lithium Project for US$86.5M (A$116.7M on the date of acquisition) and transaction costs of A$1,352,809 were incurred. The remaining 40% interest is held by SOQUEM Inc., a wholly owned subsidiary of Investissement Québec. Sayona will manage the project on behalf of the joint holders.

Under the agreement with Lithium Royalty Corp. (LRC), Sayona acquired a 60% interest in the Moblan project held by Guo Ao Lithium Ltd. The project includes certain mineral claims, technical data and studies as well as the rights of Guo Ao in the joint venture formed with SOQUEM.

In consideration for the assignment by LRC of its rights to acquire the Moblan Interest, Sayona has agreed to the following terms with LRC:

(a) In consideration for a US$5M payment by LRC, the grant by Sayona to LRC of a Gross Overriding Revenue (GOR) Royalty on the Moblan Interest, calculated as follows:
   (i) 2.5% for the first 1 million tonnes (Mt) of ore per annum produced from the Moblan Project;
   (ii) 1.5% for any tonne of ore per annum produced from the Moblan Project in excess of the first 1 Mt.

(b) In consideration for a US$3M payment by LRC, Sayona will cause the transfer to LRC of the 2% Net Smelter Return (NSR) Royalty currently owned by Quebec Precious Metals Inc. on the Tansim project;

(c) In consideration for a US$500,000 payment by LRC, the grant by Sayona to LRC of a 1.5% GOR Royalty on Sayona's Mallina Project in Western Australia;

(d) Sayona and LRC have also agreed to enter into an offtake agreement with respect to the Moblan Project on the following key terms:
   (i) 10% of Sayona's ownership participation in the Moblan Project of the annual production for life of mine;
   (ii) price at a 5% discount to the prevailing market terms; and

(e) Payment by Sayona to LRC of a US$1M structuring fee on closing of the acquisition of LRC's rights to acquire the Moblan Interest.

23

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 5: SIGNIFICANT TRANSACTION AND EVENTS (continued)

(C) Share Placement

On 27 May 2022, the Group successfully completed a A$190M institutional placement to fund the NAL restart and provide additional working capital for other broader development initiatives. The proceeds are primarily to fund the restart of NAL operation in Quebec, Canada amid rapidly growing demand for battery metals produceds in North America. The recent Pre Feasibility Study (PFS) for NAL demonstrated the operation's technical and financial viability and will form the basis of a Definitive Feasibility Study (DFS) expected in the second half of 2022.

NOTE 6: KEY MANAGEMENT PERSONNEL COMPENSATION

Refer to the remuneration report contained in the directors report for details of the remuneration paid or payable to each member of the Group's key management personnel (KMP), and other information (including equity interests) for the year ended 30 June 2022.

(a) The names of key management personnel of the Group who have held office during the financial year are:

Key Management Personnel	Position
Brett Lynch	Managing Director/CEO
Paul Crawford	Director - Executive
Allan Buckler	Director - Non-executive
James Brown	Director - Non-executive

(b) The totals of remuneration paid to KMP of the Company and Group during the year are as follows:

	2022 $	2021 $
Short-term employee benefits	1,247,105	1,791,585
Post-employment benefits	41,759	52,169
Other long-term benefits	-	-
Share-based payments	3,584,500	-
Total KMP compensation	4,873,364	1,843,754

Short-term employee benefits

These amounts include salary, fees and paid leave benefits paid to the directors, or their related entities (Note 25).

Post-employment benefits

These amounts are the superannuation contributions made during the year.

Other long-term benefits

These amounts represent long service benefits accruing during the year.

Share-based payments

These amounts represent the expense related to the participation of KMP in equity-settled benefit schemes as measured by the fair value of the options, and shares granted on grant date.

NOTE 7: EARNINGS PER SHARE

	2022 $	2021 $
The earnings figures used in the calculation of both the basic EPS and the dilutive EPS are the same as the profit or loss in the statement of profit or loss and other comprehensive income.		
Weighted average number of ordinary shares outstanding during the year used in the calculation of basic EPS	6,794,835,604	3,431,676,525
Weighted average number of options outstanding	407,180,140	-
Weighted average number of ordinary shares and potential ordinary shares outstanding during the year used in the calculation of diluted EPS	7,202,015,744	3,431,676,525

Options to acquire ordinary shares in the parent company are the only securities considered as potential ordinary shares in determination of diluted EPS. These securities are not presently dilutive and have been included in the calculation of diluted EPS.

24

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 8: AUDITORS' REMUNERATION		2022 $	2021 $
Remuneration of the auditor for:			
- auditing or reviewing the financial reports		211,325	53,000
- other assurance services		-	-
		211,325	53,000

NOTE 9: CASH AND CASH EQUIVALENTS

Cash at bank and on hand		184,509,499	35,452,596
Short-term bank deposits		50,000	50,000
Cash at bank and on hand	27	184,559,499	35,502,596

The effective interest rate on short-term bank deposits was 0.06% (2021: 0.1%). These deposits have an average maturity of 25 days.

Reconciliation of cash

Cash at the end of the financial year as shown in the statement of cash flow is reconciled to items in the statement of financial position as follows:

Cash and cash equivalents	184,559,499	35,502,596

NOTE 10: TRADE AND OTHER RECEIVABLES		2022 $	2021 $
Current (unsecured):			
Trade and other debtors (a)		9,680,669	4,612,500
Receivable - share issue (b)		-	5,800,000
	27	9,680,669	10,412,500

Financial assets at amortised cost classified as Trade and other receivables:

(a) Other debtors include A$5,809,385 of GST/VAT amounts due from the Australian and Canadian taxation authorities, which represents a significant concentration of credit risk to the Group. A further A$3,1112,872 (C$2,804,682) in Sayona Quebec Inc. cash calls were in transit at year end. Funds were received in July 2022.

Other debtors in the prior year included A$4,223,088 for the initial deposits lodged in support of our bid for the acquisition of North American Lithium (NAL). Subsequent to year end, the deposits were utilised as part of the settlement of acquisition of NAL.

(b) The prior year share issue receivable relates to shares issued pursuant to a Controlled Placement Agreement with Acuity Capital. Shares were issued on 30 June 2021, with funds received on 1 July 2021.

Financial assets at amortised cost classified as Trade and other receivables (Refer Note 27):	9,680,669	10,412,500

NOTE 11: OTHER ASSETS		2022 $	2021 $
Current:			
Deposits	27	13,120,369	-
Prepayments		579,825	43,648
		13,700,194	43,648

Under the terms of the rehabilitation fund, the Group have obtained a Revocable Line of Credit from Desjardin Bank for C$15M, with C$9.6M of the facility having been utilised.
As security for the Revocable Line of Credit, there are 2 term deposits totalling C$9.6M lodged with Desjardin Bank.

25

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 12: MINE PROPERTIES	2022 $	2021 $
Opening balance	-	-
Acquisition refer (Note 5(A))	59,889,276	-
Foreign currency translation movement	1,893,783	-
Closing balance	61,783,059	-

During the period, the Group acquired the mining interests in North American Lithium Inc (NAL). The Group plans to refurbish the production facilities and recommence production. The mine properties are valued at fair value on a non-recurring basis.

NOTE 13: PROPERTY, PLANT AND EQUIPMENT	2022 $	2021 $
Property, plant and equipment		
Land and buildings		
At cost	76,591,770	148,164
Accumulated depreciation	(13,970)	(11,648)
FX Adjustment	2,425,189	779
	79,002,989	137,295
Office and mobile equipment		
At Cost	1,714,923	8,110
Accumulated Depreciation	(6,933)	(3,757)
FX Adjustment	17,031	-
	1,725,021	4,353
Machinery and equipment		
At Cost	126,285,499	27,204
Accumulated Depreciation	(14,406)	(6,797)
FX Adjustment	4,155,700	167
	130,426,793	20,574
Capital works in progress		
At Cost	21,226,987	-
Transfers	-	-
FX Adjustment	-	-
	21,226,987	-
Total property, plant and equipment	232,381,790	162,222

26

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 13: PROPERTY, PLANT AND EQUIPMENT (Continued)

	Land & Buildings	Office & Mobile Equip	Machinery & Equipment	Capital Works in Progress	Total
	$	$	$	$	$
Consolidated Group					-
Balance as at 1 July 2020	118,061	8,110	25,549	-	151,720
Additions	30,103		1,655	-	31,758
Disposals	-	-	-	-	-
Acquisitions through business combinations	-	-	-	-	-
Depreciation Expense	(11,648)	(3,757)	(6,797)	-	(22,202)
FX Adjustment	779	-	167	-	946
Balance as at 30 June 2021	137,295	4,353	20,574	-	162,222
Balance as at 1 July 2021	137,295	4,353	20,574	-	162,222
Additions		1,021,282	-	21,226,987	22,248,269
Disposals	-	-	-	-	-
Additions through acquisition (Note 5(A))	76,443,606	685,531	126,258,128	-	203,387,265
Depreciation Expense	(2,322)	(3,176)	(7,609)	-	(13,107)
FX Adjustment	2,424,410	17,031	4,155,700	-	6,597,141
Balance as at 30 June 2022	79,002,989	1,725,021	130,426,793	21,226,987	232,381,790

Capital Works in Progress represents the cost of the replacement assets or parts thereof that have been or will be used as part of the NAL plant refurbishment due for completion at the end of March 2023. The planned cost of the refurbishment is estimated to be costing around C$98M (A$110M).

NOTE 14: EXPLORATION AND EVALUATION ASSET

	2022	2021
	$	$
Exploration and evaluation expenditure carried forward in respect of areas of interest are:		
Exploration and evaluation phase - group interest 100% (a)	34,800,724	23,523,843
Exploration and evaluation phase - subject to joint operation (b)	124,061,266	2,028,885
	158,861,990	25,552,728

(a) Movement in exploration and evaluation expenditure:	**Non-Joint Operation**	
Opening balance - at cost	23,523,843	17,839,978
Capitalised exploration and evaluation expenditure	7,972,562	3,805,078
Transfer (to)/from joint operations	1,908,058	1,842,720
Capitalised exploration expenditure written-off	-	(81,708)
Foreign currency translation movement	1,396,261	117,775
Carrying amount at end of year	34,800,724	23,523,843

27

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 14: EXPLORATION AND EVALUATION ASSET (Continued)	2022 $	2021 $
(b) Movement in exploration and evaluation expenditure:	**Joint Operation**	
Opening balance - at cost	2,028,885	3,353,128
Capitalised exploration and evaluation expenditure	2,342,622	508,642
Additions through acquisition (Note 5(B))	116,561,471	-
Transfer from/(to) non-joint operations	(1,908,058)	(1,842,720)
Capitalised exploration expenditure written-off	-	9,835
Foreign currency translation movement	5,036,346	-
Carrying amount at end of year	124,061,266	2,028,885

Recoverability of the carrying amount of exploration assets is dependent on the successful exploration and development of projects, or alternatively, through the sale of the areas of interest.

During the period, the Group entered into a Earn-In Agreement for its Pilbara lithium tenement portfolio with Morella Corporation Limited (formerly known as Altura Mining Limited). Morella had not earned any interest in the tenements as at 30 June 2022.

During the period, the Group entered into a joint arrangement in Canada through the acquisition of a 60% interest in the Moblan Lithium Project for US$86.5 million. The remaining 40% interest is held by SOQUEM Inc., a wholly owned subsidiary of Investissement Québec. The Group will manage the project on behalf of the joint holders.

Located approximately 130km north-west of Chibougamau, Moblan is host to high-grade spodumene mineralisation, with a Mineral Resource Foreign Estimate of 12.03Mt @ 1.4% Li2O. It is hosted in a well-studied deposit, with previous exploration work comprising 132 diamond drill holes for more than 17,559 metres.

Movements during the year on exploration and evaluation assets in Canada included A$7,679,030 (2021: A$2,338,349) on the NAL and Authier project, together with A$2,598,621 (2021:nil) on the Moblan project . A further A$663,774 (2021: A$265,601) was incurred on the Australian projects.

On 2 March 2022, the Group paid the final C$50,000 option payment to Exiro Minerals Inc. to acquire the remaining interest in relevant Tansim tenements. The Group now holds a 100% interest in the tenements.

Commitments in respect of exploration projects are set out in Note 26. In addition, the Group has options on projects as set out in Note 30.

NOTE 15: INTANGIBLE ASSETS	2022 $	2021 $
Computer Software (at cost)	164,294	-
Accumulated depreciation	20,581	-
Total net intangibles	184,875	-

	Computer Software $
Year Ended 30 June 2021	
Balance at the beginning of the year	-
Additions	164,294
Acquisitions	-
FX Adjustment	20,581
Year Ended 30 June 2022	184,875

Computer software is initially recorded at cost. It is has a finite life and is carried at cost less acccumulated amortisation and any impairment losses.

Software has an estimated useful life of between one and three years. It is assessed annually for impairment.

28

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 16: RIGHT-OF-USE-ASSETS & LEASE LIABILITY 2022 2021 $ $ Leased premises 123,836 123,836 Accumulated depreciation (114,307) (76,207) 9,529 47,629 Movement in carrying amounts: Opening balance at cost 47,629 85,733 Depreciation expense (38,100) (38,104) Net carrying amount 9,529 47,629 Lease liability - Current 10,240 37,540 - Non Current - 15,224 27 10,240 52,764 Depreciation charge related to right-of-use assets (38,100) 38,106 Interest expense on lease liabilities 1,430 3,665 Total yearly cash outflows for leases 39,600 39,600 NOTE 17: TRADE AND OTHER PAYABLES 2022 2021 $ $ Current (unsecured): Trade creditors 5,146,065 1,648,184 Sundry creditors and accrued expenses 1,775,887 2,017,376 Total trade and other payables 6,921,952 3,665,560 Financial liabilities as trade and other liabilities (refer Note 27) 27 6,921,952 3,665,560 NOTE 18: PROVISIONS 2022 2021 $ $ Current: Provision for employee entitlements 323,787 116,872 Opening balance 116,872 61,429 Additional provisions 266,128 64,734 Amounts used (59,213) (9,291) Balance at year end 323,787 116,872 The Group has a lease of premises with possible expiry in 2022. Lease payments are subject to annual adjustments, and there is an option to extend. Right-of-use assets Financial liabilities at amortised cost classified as trade and other payables: 29

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 18: PROVISIONS (Continued)

	2022	2021
Non Current	$	$
Provision for mine restoration	31,085,639	-
Opening balance	-	-
Additions through acquisition (Note 5(A))	30,133,223	-
Additional provisions	-	-
Amounts used	-	-
Foreign currency translation movement	952,416	-
Balance at year end	31,085,639	-

Provision for Mine Restoration

The Group acquired a provision for the future cost of rehabilitating mine sites and related production facilities as part of the NAL acquisition.

The provision represents the present value of rehabilitation costs, which are expected to be incurred up to to the time when the producing mine properties cease operations. These provisions have been created based on the Group's internal estimates and modified by the Ministere de I'Energie et des Ressources Naturelles ("MERN"). A discount rate of 10% adjusted to reflect the risk inherent in the mining operation has been applied.

Assumptions based on the current economic environment have been made, which management believes are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to take into account any material changes to the assumptions. However, actual rehabilitation costs will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time.

The timing of rehabilitation is likely to depend on when the mine ceases to produce at economically viable rates. This, in turn, will depend upon future lithium prices, which are inherently uncertain.

Provision for Employee Benefits

Provision for employee benefits represents amounts accrued for annual leave.

NOTE 19: INTEREST BEARING BORROWINGS		2022 $	2021 $
Non-convertible redeemable cumulative preference shares	27	23,461,533	-

(a) Preference Shares on issue are as follows:

Issued during the period:		
27 August 2021, issued as part of the settlement of the acquisition of North American Lithium (Note 5(A))	21,815,600	-
Interest accrued	926,642	-
Foreign currency translation movement	719,291	-
Balance at reporting date	23,461,533	-

On August 2021, as part of the acquisition of NAL by Sayona Quebec the Group exchanged Investissement Quebec (IQ)'s second ranking debt of C$63M for NAL's 20,000,000 non-convertible redeemable cumulative preference shares a par value of C$1.00.

These shares are classified as a non-current financial liability in the balance sheet. Interest is accrued or payable at 5% per annum. The shares may be redeemed at the option of NAL or at the option of IQ, subject to satisfaction of various performance hurdles. The shares cannot be converted to equity.

30

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

Terms of the preference shares are detailed below:

- Preference shareholders are not entitled to dividends or to vote at shareholder meetings.
- In the event of default, liquidation, or receivership IQ rank before the ordinary shareholders in priority.
- Redemption commences in accordance with the NAL Constitution and Governance Agreement once a feasibility study regarding spodumene carbonate production is econmoically feasible and/or the mine is in commercial operation and the redemption term is up to 10 years after the first anniversary of the issue of these shares.
- Interest of A$926,642 was accrued in year to 30 June 2022.

At 30 June 2022, the financial liability has been recorded at its issue price plus accrued interest. Given the nature and conditions impacting on potenetial redemption terms, the fair value assigned to the preference shares is their face value.

NOTE 20: OTHER FINANCIAL LIABILITIES

		2022	2021
Non-Current		$	$
Royalty advances - at cost	27	11,503,791	-
		11,503,791	-

As part of 9451-6705 Quebec Inc's Moblan acquistion on 8 August 2021, royalty arrangements were entered into with LRC (Note 5(B)).

NOTE 21: OTHER LIABILITIES

	2022	2021
	$	$
Joint funding advances	17,058,804	-
	17,058,804	-

(i) NAL Funding Advances:
At 30 June 2022, Piedmont Lithium Limited (PLL) had agreed to joint funding advances for the purposes of the NAL refurbishment. Although agreed, the C$2.804M funds due by the end of June 2022 were not transferred to NAL until 12th July and have been reflected in the receivables at year end. The jointly funded advances included those outstanding receivables.

This loan from Piedmont Lithium Limitedd (PLL), which represents approximately 25% of the cash advances has been treated as an equity loan during the 2022 financial year.

31

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 22: ISSUED CAPITAL	2022	2021
	$	$
8,246,752,670 (2021: 5,153,695,375) Fully paid ordinary shares	504,254,583	128,727,789

Ordinary shares issued during the year	**No.**	**No.**
Balance at the beginning of the reporting period	5,153,695,375	2,468,958,700
Shares issued during the prior year	-	2,684,736,675
Shares issued during the current year:		
9 July 2021, issue of shares on conversion of options at $0.02	1,950,000	-
19 July 2021, placement of shares at $0.075	423,631,222	-
20 July 2021, issue of shares on conversion of options at $0.02	275,000	-
20 July 2021, issue of shares on conversion of options at $0.03	58,140	-
28 July 2021, issue of shares on conversion of options at $0.02	275,508	-
4 August 2021, issue of shares on conversion of options at $0.03	1,744,186	-
4 August 2021, issue of shares on conversion of options at $0.02	1,072,424	-
6 August 2021, issue of shares on conversion of options at $0.02	242,648	-
6 August 2021, issue of shares on conversion of options at $0.03	4,302,326	-
12 August 2021, issue of shares on conversion of options at $0.02	197,675	-
12 August 2021, issue of shares on conversion of options at $0.03	26,030,699	-
13 August 2021, issue of shares on conversion of options at $0.02	1,000,000	-
13 August 2021, issue of shares on conversion of options at $0.03	656,977	-
18 August 2021, issue of shares on conversion of options at $0.02	850,000	-
18 August 2021, issue of shares on conversion of options at $0.03	97,140	-
19 August 2021, issue of shares on conversion of options at $0.0145	13,200,000	-
23 August 2021, placement of shares at $0.0075	176,368,779	-
25 August 2021, issue shares under a Share Purchase Plan at $0.0075	266,666,917	-
25 August 2021, placement of shares at $0.0453	40,850,399	-
31 August 2021, issue of shares on conversion of options at $0.02	5,830,993	-
31 August 2021, issue of shares on conversion of options at $0.03	116,279	-
10 September 2021, issue of shares on conversion of options at $0.02	3,720,663	-
10 September 2021, issue of shares on conversion of options at $0.03	401,866	-
29 September 2021, issue of shares on conversion of options at $0.02	26,539,634	-
29 September 2021, issue of shares on conversion of options at $0.03	795,995	-
30 September 2021, issue of shares on conversion of options at $0.02	1,234,847	-
6 October 2021, issue of shares on conversion of options at $0.02	5,667,500	-
6 October 2021, issue of shares on conversion of options at $0.03	860,000	-
11 October 2021, issue of shares on conversion of options at $0.02	2,007,552	-
11 October 2021, issue of shares on conversion of options at $0.03	755,814	-
11 October 2021, placement of shares at $0.145	689,655,173	-
14 October 2021, placement of shares at $0.15470	133,971	-
19 October 2021, issue of shares on conversion of options at $0.02	11,604,902	-
19 October 2021, issue of shares on conversion of options at $0.03	538,392	-
19 October 2021, issue placement at $0.0145	3,279,401	-
27 October 2021, issue of shares on conversion of options at $0.02	1,040,466	-
1 November 2021, issue of shares on conversion of options at $0.02	15,902	-
1 November 2021, issue of shares on conversion of options at $0.145	176,042,042	-
16 November 2021, issue of shares on conversion of options at $0.02	1,050,000	-
16 November 2021, issue of shares on conversion of options at $0.03	348,837	-
23 November 2021, issue of shares on conversion of options at $0.02	194,820	-
6 December 2021, issue of shares on conversion of options at $0.02	1,181,061	-
6 December 2021, issue of shares on conversion of options at $0.03	925,000	-
6 December 2021, issue of shares on conversion of options at $0.03	4,000,000	-
20 December 2021, issue of shares on conversion of options at $0.02	800,000	-

32

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 22: ISSUED CAPITAL (Continued)

	2022 $	2021 $
28 January 2022, issue of shares on conversion of options at $0.02	1,063,879	-
28 January 2022, issue of shares on conversion of options at $0.03	1,310,229	-
28 January 2022, placement of shares at $0.1547	33,284	-
28 January 2022, issue of shares on conversion of options at $0.02	2,313,745	-
28 January 2022, issue incentive shares at $0.11	23,100,000	-
28 January 2022, issue incentive shares at $0.11	15,533,420	-
11 February 2022, issue of shares on conversion of options at $0.02	1,194,262	-
11 February 2022, issue of shares on conversion of options at $0.03	465,875	-
2 March 2022, issue of shares on conversion of options at $0.02	2,054,321	-
2 March 2022, placement of shares at $0.1236	440,670	-
8 April 2022, issue of shares on conversion of options at $0.02	29,954,876	-
8 April 2022, issue of shares on conversion of options at $0.03	14,036,019	-
8 April 2022, issue of shares on conversion of options at $0.04	2,000,000	-
14 April 2022, placement of shares at $0.0607	22,631,142	-
21 April 2022, issue of shares on conversion of options at $0.02	8,381,903	-
21 April 2022, issue of shares on conversion of options at $0.03	187,840	-
29 April 2022, issue of shares on conversion of options at $0.02	3,202,506	-
29 April 2022, issue of shares on conversion of options at $0.03	174,419	-
12 May 2022, issue of shares on conversion of options at $0.02	2,762,630	-
26 May 2022, issue of shares on conversion of options at $0.02	5,306,265	-
26 May 2022, issue of shares on conversion of options at $0.03	20,000	-
2 June 2022, placement of shares at $0.18	1,054,406,346	-
23 June 2022, issue of shares on conversion of options at $0.02	2,991,688	-
23 June 2022, issue of shares on conversion of options at $0.03	1,280,826	-
	8,246,754,692	5,153,695,375

All share issues in the current period were for cash other than:

On 14 October 2021, 133,971 shares were issued at A$0.1547 as part of a performance bonus of an Sayona Quebec Inc employee and were expensed to the Profit & Loss.

On 28 January 2022, 38,633,420 shares were issued at A$0.11 in settlement of employee bonus entitlements, approved by shareholders at Annual General Meeting and were expensed to the Profit & Loss.

On 3 March 2022, 440,670 shares were issued at A$0.1236 in settlement of an option payment to acquire a further interest in mineral tenements.

Ordinary shares participate in dividends and the proceeds on winding up of the parent entity in proportion to the number of shares held. At shareholders' meetings each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on a show of hands.

The Company does not have authorised capital or par value in respect of its issued shares.

Options on issue are as follows:

	2022 No.	2021 No.
(i) Unlisted employee and officer options		
Balance at beginning of reporting period	8,000,000	8,000,000
Granted (Note 29)	40,000,000	-
Exercised	(6,000,000)	-
Expired	-	-
Balance at reporting date	42,000,000	8,000,000

33

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 22: ISSUED CAPITAL (Continued)

Employee and officer incentive options consist of:

2,000,000 options to acquire ordinary shares at A$0.04 expiring on 29 November 2022. The options have been valued at A$0.003 each, with A$6,750 recognised in the reserves and charged to profit & loss in a prior period.

40,000,000 options to acquire ordinary shares at A$0.15, expiring on 28 July 2023. The options have been valued at A$0.04 each, with A$1,600,000 recognised in the reserves and charged to profit & loss in the current period.

All options have vested.

	2022 No.	2021 No.
(ii) Listed options		
Balance at beginning of reporting period	474,857,645	182,716,433
Granted	-	195,593,766
Exercised	(166,567,127)	(10,610,596)
Expired	-	-
Transfer from unlisted options	-	107,158,042
Balance at reporting date	308,290,518	474,857,645

In May 2021, Sayona applied to list 107,158,042 previously unlisted options on the ASX. The options are exercisable at $0.03 and expire 23 July 2022.

(iii) Other unlisted options	2022 No.	2021 No.
Balance at beginning of reporting period	-	114,992,301
Granted during the period	13,200,000	66,666,666
Exercised during the period	(13,200,000)	(74,500,925)
Expired during the period	-	-
Transfer to listed options	-	(107,158,042)
Balance at reporting date	-	-

The Company issued 13,200,000 listed options to Jett Capital Advisors LLC for services provided.
Each of the options were exercisable at A$0.0145 and were due to expire on 18 August 2024. The options were exercised on 19 August 2021. The options have been valued at A$0.0138 each, with A$1,370,161 recognised in the reserves and charged to share issue costs.

Capital management policy

Exploration companies such as Sayona Mining are funded by share capital during exploration and a combination of share capital and borrowings as they move into the development and operating phases of their business life.

Management controls the capital of the Group in order to maintain a sustainable debt to equity ratio, generate long-term shareholder value and ensure that the Group can fund its operations and continue as a going concern. The Group's debt and capital include ordinary share capital, preference shares and financial liabilities, supported by financial assets.

In the current year, the capital management strategy has included various new issues.

Management effectively manages the Group's capital by assessing the Group's financial risks and adjusting its capital structure in response to changes in these risks and in the market.

There are no externally imposed capital requirements.

There have been no changes in the strategy adopted by management to control the capital of the Group since the prior year.

34

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 23: RESERVES

Foreign currency translation reserve

The foreign currency translation reserve recorded exchange differences arising on translation of a foreign controlled subsidiary.

Options reserve

The options reserve records amounts recognised as expenses on valuation of employee share options.

NOTE 24: CASH FLOW INFORMATION

(a) Reconciliation of Cash Flow from Operations with profit/(loss) from Ordinary Activities after Income Tax:

	2022 $	2021 $
Profit/(loss) from ordinary activities after income tax	83,686,172	(4,379,498)
Non-cash flows in profit/(loss) from ordinary activities:		
Depreciation/amortisation	50,069	51,758
Share based payments - corporate costs	5,919,896	276,817
Unrealised foreign exchange transactions	(2,875,718)	321,781
Royalty Costs	2,169,752	-
Interest on Preference Shares	926,642	-
Write off capitalised exploration expenditure	-	(81,708)
Gain on Acquisition of NAL	(108,374,739)	-
Changes in operating assets and liabilities:		
(Increase)/Decrease in trade and other receivables	(3,962,089)	(10,180,888)
(Increase)/Decrease in other assets	(518,892)	(6,936)
(Decrease)/Increase in creditors and accruals	2,325,793	2,768,301
(Decrease)/Increase in provisions	199,121	55,254
Cash flows from operations	(20,453,993)	(11,175,119)

(b) Non-cash Financing and Investing Activities

In the 2022 financial year the following non-cash financing and investing transactions ocurred:

- Issue of 133,971 shares valued at A$20,725 as an employee performance bonus - M Ratte.
- Issue of 13.2M options to Jett Capital Inc, valued at A$1,370,160 in settlement of services provided.
- Issue of 23.1M shares to B Lynch valued at A$2,541,000. Approved by shareholders at Annual General Meeting.
- Issue of 40M options to KMP valued ata A$1.6M. Approved by shareholders at Annual General Meeting.
- Issue of 15,533,420 shares to employees valued at A$1,708,676. Approved at Annual General Meeting.
- Issue of 4,894,986 performance rights to employees valued at A$702,200. Approved at Annual General Meeting.
- Issue of 440,670 shares to Exiro Mineral Corporation - Tansim final tenant payment valued at A$54,467. Approved at Annual General Meeting.

(c) Changes in liabilities from financing activities

	Other Financial Liabilities	Preference Shares	Lease liabilities	Total
Balance 30 June 2021	-	-	52,764	52,764
Cash Flows	11,503,791	2,181,560	(42,524)	13,642,827
Non-cash movements	-	23,461,533	-	23,461,533
Accrued Interest	-	926,642	-	926,642
FX Translation Movement	-	719,291	-	719,291
Balance 30 June 2022	11,503,791	27,289,026	10,240	38,803,057

35

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 25: RELATED PARTY TRANSACTIONS

(a) **The Group's main related parties are as follows:**

Key Management Personnel
Morella Corporation Limited
Piedmont Lithium Limited

Any persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly, including any director (whether executive or non-executive) of the Group, are considered key management personnel (see Note 6).

Morella Corporation Limited is considered a related party due to common directors.

(b) **Transactions with related parties:**

Transactions between related parties are on normal commercial terms and conditions, no more favourable than those available to other parties unless otherwise stated.

During the year, the parent entity engaged a related party of Paul Crawford to provide accounting services and they were paid A$49,400.

During the year, the parent entity engaged Shazo Holdings Pty Ltd, an entity controlled by Mr Allan Buckler, a director of the Company, to provide directorial and exploration technical services. Fees of A$72,000 were incurred during the year (2021: A$72,000).

During the period, the Group entered into a Earn-In Agreement for its Pilbara lithium tenement portfolio with Morella Limited (formerly known as Altura Mining Limited). Morella had not earned any interest in the tenements.

Under the earn-in agreement, Morella Corporation is to spend A$1.5m on exploration over three years to earn a 51% interest in lithium leases.

NOTE 26: COMMITMENTS

(a) Exploration commitments

The entity must meet minimum expenditure commitments on granted exploration tenements to maintain those tenements in good standing. If the relevant mineral tenement is relinquished the expenditure commitment also ceases.

The following commitments exist at balance date but have not been brought to account.

	2022	2021
	$	$
Not later than 1 year	1,484,651	1,051,848
Between 1 year and 5 years	2,327,555	312,440
Total commitment	3,812,206	1,364,288

Under the earn-in agreement with Morella Corporate (fomerly Altura Mining Limited) (refer Note 33), exploration amounts paid will be applied to meet some of the above exploration commitments. The Earn-In Agreement does not include all tenements which the Group currently controls, consequently, the Group will be responsible for the other tenements.

36

SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2022 NOTE 26: COMMITMENTS (Continued) (b) NAL commitments NOTE 27: FINANCIAL RISK MANAGEMENT Financial liability and financial asset maturity analysis The carrying amount of cash and receivables recorded in the financial statements represent the Group's maximum exposure to credit risk. Concentration of credit risk is set out in Note 10. (b) Liquidity Risk Liquidity risk is the risk that the Group will not be able meet its financial obligations as they fall due. This risk is managed by ensuring, to The Board manages liquidity risk by sourcing long-term funding, primarily from equity sources. The table below reflects an undiscounted contractual maturity analysis for financial assets and financial liabilities and reflects management's expectations as to the timing of termination and realisation of financial assets and liabilities. On May 22, the Company announced its commitment to a A$110M ($C98M) refurbishment of NAL processing facility. The planned restart is well advanced, targetting completion by end of first quarter 2023 - March 2023. The refurbishment and upgrade will be funded from existing cash reserves. The Group’s financial instruments mainly comprises cash balances, receivables, payables, leases and preference shares. The main purpose of these financial instruments is to provide finances for group operations. The totals for each category of financial instruments, measured in accordance with AASB 139: Financial Instruments: Recognition and Measurement as detailed in the accounting policies to these financial statements are detailed in the table outlining financial instruments composition and maturity analysis in part (b) below. Financial Risk Management Policies The Board of the Company meets on a regular basis to analyse exposure and to evaluate treasury management strategies in the context of the most recent economic conditions and forecasts. The Board has overall responsibility for the establishment and oversight of the Company's risk management framework. Management is Specific Financial Risk Exposures and Management (a) Credit Risk Credit risk arises from exposures to deposits with financial institutions, trade and other debtors and deposits and sundry receivables (Notes 9,10 and 11). Credit risk is managed and reviewed regularly by the Board. The Board monitors credit risk by actively assessing the rating quality and liquidity of counter parties. 37

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 27: FINANCIAL RISK MANAGEMENT (continued)

Consolidated Group	1 year or less	1 to 5 years	More than 5 years	Total
2022	$	$	$	$
Financial assets				
Cash and cash equivalents (i)	184,559,499		-	184,559,499
Other assets - rehabilitation deposits (v)	-	13,120,369	-	13,120,369
Receivables (ii)	9,680,669	-	-	9,680,669
	194,240,168	13,120,369	-	207,360,537
Financial liabilities				
Payables (ii)	6,921,952	-	-	6,921,952
Interest bearing borrowings (iii)	-	-	23,461,533	23,461,533
Other financial liabilities - royalty advances (ii)	-	-	11,503,791	11,503,791
Lease liability (iv)	10,240	-	-	10,240
	6,932,192	-	34,965,324	41,897,516
Net cash flow on financial instruments	187,307,976	13,120,369	(34,965,324)	165,463,021

2021	1 year or less	1 to 5 years	More than 5 years	Total
Financial assets	$	$	$	$
Cash and cash equivalents (i)	35,502,596	-		35,502,596
Receivables (ii)	10,412,500	-	-	10,412,500
	45,915,096	-	-	45,915,096
Financial liabilities				
Payables (ii)	3,665,560	-		3,665,560
Lease Liability (iv)	37,540	15,224	-	52,764
	3,703,100	15,224	-	3,718,324
Net cash flow on financial instruments	42,211,996	(15,224)	-	42,196,772

(i) Floating interest with a weighted average effective interest rate of 0.06% (2021: 0.10%).
(ii) Non-interest bearing.
(iii) Incremental borrowing rate 5.0%
(iv) Incremental borrowing rate 4.5%
(v) Rehabilitation deposits 0.67%

(c) Market Risks

(i) Interest Rate Risk

The Group's exposure to interest rate risk, which is the risk that a financial instrument's value will fluctuate as a result of changes in market interest rates, arises in relation to the company's bank balances.

This risk is managed through the use of variable rate bank accounts.

38

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 27: FINANCIAL RISK MANAGEMENT (Continued)

(ii) Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from currency movements, primarily in respect of the Canadian and US Dollar. No derivative financial instruments are employed to mitigate the exposed risks. Risk is reviewed regularly, including forecast movements in these currencies by the senior executive team and the Board.

These foreign exchange risks arose from
- Cash held in Canadian and US dollars.
- Canadian and US dollar denominated receivables and payables.
- Canadian denominated preference shares.

The Group's exposure (in A$) to foreign currency risk at the reporting date was as follows:	CAD 2022 $	USD 2022 $
Cash and cash equivalents	25,270,638	1,093,826
Receivables	11,055,370	-
Deposits	11,659,731	
Payables	(5,384,641)	-
Interest bearing borrowings	(20,849,655)	-
Other liabilities	(15,159,716)	-
Other financial liabilities	(10,223,120)	
Net exposure	(3,631,393)	1,093,826

	CAD 2022 $	USD 2022 $
Cash and cash equivalents	145,413	14,079,247
Receivables	4,553,595	-
Payables	(2,223,723)	-
Net exposure	2,475,285	14,079,247

(d) Sensitivity analysis

If the spot Australian Dollar rate strengthened/weakened by 5 percent against the US Dollar, with all other variables held constant, the Group's post-tax result for the year would have been increased/decreased by A$54,904 (2021 +/- A$704,036).

If the spot Australian Dollar rate strengthened/weakened by 5 percent against the Canadian Dollar, with all other variables held constant, the Group's post-tax result for the year would have been increased/decreased by A$347,705 +/-(2021: A$130,721).

The Group has performed sensitivity analysis relating to its exposure to interest rate risk. At year end, the effect on profit and equity as a result of a 1% change in the interest rate, with all other variables remaining constant would be +/- A$1,843,561 (2021: A$355,025).

(e) Fair Values

The aggregate fair values and carrying amounts of financial assets and liabilities are disclosed in the statement of financial position and notes to the financial statements. Fair values are materially in line with carrying values, due to the short term nature of all these items, with the exception of preference shares which have a carrying amount of A$23,461,533 and a fair value of A$22,344,317 (2021: A$nil).

NOTE 28: CONTINGENT LIABILITIES

There were no material contingent liabilities at the end of the reporting period.

39

SAYONA MINING LIMITED AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 29: SHARE BASED PAYMENTS

Options

The following options were issued during the year.

On 18 August 2021, 13,200,000 unlisted options were issued to Jett Capital Advisors LLC for services provided. Each option is exercisable at A$0.0145 and were due to expire on 18 August 2024. Options were exercised during the period.

On 28 January 2022, 40,000,000 unlisted options were issued to Directors of the Company following shareholder approval. Each option is exercisable at A$0.15 and expire on 28 July 2023.

During the year, 6,000,000 unlisted employee options were exercised.

On 28 January 2022, 4,894,986 performance rights were issued to employees of the Group following shareholder approval. Each right is exercisable at zero value and expire on 27 January 2024.

	2022		2021	
Options issued are summarised as:	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
	No	$	No	$
Outstanding at beginning of the year	52,145,173	0.022	33,295,564	0.022
Granted	58,094,986	0.107	90,385,416	0.015
Forfeited	-	-	-	-
Exercised	(20,918,750)	(0.019)	(71,535,807)	0.013
Expired	-	-	-	-
Outstanding at period end	89,321,409	0.078	52,145,173	0.022
Exercisable and vested at year end	89,321,409	0.078	52,145,173	0.022

Shares

The following shares were issued during the year:

Issue of 133,971 shares valued at A$20,725 as an employee performance bonus.

Issue of 38,633,420 shares valued at A$4,249,676 in settlement of employee bonus entitlements, approved by shareholders at Annual General Meeting.

Issue of 440,670 shares valued at A$54,467 in settlement of an option payment to acquire a further interest in mineral tenements.

40

NOTE 30: EVENTS AFTER BALANCE DATE Key events since the end of the financial year have been: SAYONA LIMITED AND CONTROLLED ENTITIES AND CONTROLLED ENTITIES ABN 26 091 951 978 On 29 July 2022, the listed option securities exerciseable at A$0.03 each expired. Of the 52,201,664 options on issue at 30 June 2022, 47,432,492 were exercised subsequent to year end and the balance of 2,750,795 expired unexercised. On 25 July 2022, Sayona, Morella Corporation and Lithium Royalty Corp (LRC) agreed to binding terms for a royalty on lithium products produced from both the Mt Edon lithium project, tenements E59/2092 and E59/2055 and the Tabba Tabba lithium project, tenement E45/4703. In consideration for the grant of a 1.25% Gross Overriding Revenue royalty on the Mt Edon project, LRC will pay Morella an initial sum of US$450,000 with a further US$100,000 payable if a Mineral Resource estimate is declared with a minimum 5 Mt and 1% Li2O grade. FOR THE YEAR ENDED 30 JUNE 2022 NOTES TO THE FINANCIAL STATEMENTS On 27 September 2022, the Group announced that the Group awarded a four-year, approximately C$200 million contract to Québec company L. Fournier & Fils for mining operations in relation to the restart and ongoing production at its North American Lithium (NAL) operation. On 4 October 2022, the Group announced the launch of a PFS to consider the potential for lithium carbonate production at the NAL operation. This will be undertaken in conjunction with its partner, Piedmont. Major engineering firm Hatch will undertake the lithium carbonate PFS, targeting completion by March 2023, in line with the recommencement of spodumene concentrate production at NAL. On 5 October 2022, the Group announced a PFS for Moblan, targeting the development of a lithium mine and concentrator in northern Québec. Québec company, InnovExplo, will conduct the PFS, targeting completion by May 2023. This is expected to be followed by a definitive feasibility study, with a target completion date of September 2023 and will spur the development of a new northern hub for the Company. The study will examine the development of a mine and concentrator north of Chibougamau, near Mistissini, with the Moblan project serving as the centre of Sayona’s northern lithium hub, including the emerging Lac Albert Project. On 18 October 2022, the Group announced that the Group awarded an approximately C$43 million contract to Québec company, Solurail Logistique Inc, to transport spodumene concentrate from the NAL operation to port. The contract includes the rental of 110 rolling stock (railway vehicles), with the equipment to be made available for the restart of NAL production in Q1 2023. In consideration for the grant of a 1.25% Gross Overriding Revenue royalty on the Tabba Tabba project, LRC will pay Morella an initial sum of US$650,000 with a further US$350,000 payable if a Mineral Resource estimate is declared with a minimum 5 Mt and 1% Li2O grade. On 5 August 2022, the Company increased the current Controlled Placement Agreement limit of A$15M to a new limit of A$200M and to extend the expiry date to 31 July 2025. The agreement, provides the Group with standby equity capital of up to A$200M over the period to 31 July 2025. Under the agreement, the Company issued 95M shares in June 2021 as collateral. These shares were issued at no cost and are similar to treasury shares. The collateral shares are cancellable at any time by Sayona for no consideration. The collateral shares may be applied by Sayona to meet any share issues under the agreement when subscription monies are received. Sayona receives 90% of subscription monies with the remaining 10% retained by the subscriber. PLL have agreed that the advances for NAL can be converted to equity. The initial LRC royalty funding will be used in the development of the Western Australian projects with a view to delineating a maiden JORC resource. 41

SAYONA LIMITED AND CONTROLLED ENTITIES AND CONTROLLED ENTITIES ABN 26 091 951 978 FOR THE YEAR ENDED 30 JUNE 2022 NOTES TO THE FINANCIAL STATEMENTS On 14 November 2022, the Company announced a strategic acquisition and earn‐in agreement with Jourdan Resources Inc (TSXV:JOR) over its adjacent Vallée Lithium Project. This provides the opportunity to potentially swiftly expand the NAL resource base and potentially future mine production capacity. The Vallée project comprises 48 claims covering around 1,997 ha, closely neighbouring the NAL mine tenure with 20 claims located within 500m of the mine boundary. In comparison, NAL’s 19 claims cover some 582 ha. Under the agreement, Sayona subsidiary NAL will acquire 20 claims outright, spanning 755.3 ha, providing an immediate extension to the NAL tenement area and allowing for potential future infrastructure expansion at the NAL mine and its processing facility. Exploration targets are located close to and along strike from the NAL orebody. NAL also has the right to earn up to a 51% stake in the Vallée project’s remaining 28 claims, covering 1,241.57 ha. NAL can earn up to 50% equity by spending C$4 million within the first year to earn a 25% equity stake and an additional C$6M within two years to earn a further 25%. A further 1% equity is available if Sayona prepares a feasibility study and arranges funding for the construction of a mine at Vallée. Sayona will aim to treat any ore obtained within the earn‐in area at its NAL operation, with NAL and Jourdan forming a joint venture to develop the Vallée project and its potential integration into NAL. Sayona’s Québec subsidiary also acquired a 9.99% shareholding in Jourdan through a private placement for approximately C$1.5 million and has the right to appoint a director on Jourdan’s board. On 17 November 2022, Sayona announced the acquisition of an addition 1,824 claims covering 985 square kilometres directly adjacent to the Moblan Project under an agreement with Troilus Gold Corp. (TSX:TLG). The claim area is more than 200 times the size of the existing Moblan project. Under the agreement, Sayona Mining’s Canadian subsidiary Sayona Inc. has acquired a 100% interest in the claims, which have not been extensively explored for lithium and offer potential for eastwards extensions to the Moblan mineralisation, as well as regional targets in the emerging lithium district. Sayona paid C$40 million worth of SYA stock (184m shares) as consideration for the claims. Concurrently with the claims acquisition, Sayona agreed to subscribe for approximately C$4.8 million worth of common shares of Troilus on a non‐brokered private placement basis, bringing Sayona’s investment in Troilus to approximately 9.26%. Troilus will also receive a 2% net smelter return royalty (“NSR”) on all mineral products from the acquired claims. In total, Sayona has paid C$10million for Troilus common shares, representing 9.26% ownership, through subscription for 10.5million shares at C$0.49 per share. Sayona has the right to invest in future financings to maintain its pro-rata ownership of Troilus stock, as long as it holds at least 5% ownership in Troilus. On 24 November 2022, the Company issued 155m shares as collateral under the revised $200m limit of the Controlled Placement Agreement. These shares were issued at no cost and are similar to treasury shares. The collateral shares are cancellable at any time by Sayona for no consideration. The collateral shares may be applied by Sayona to meet any share issues under the agreement when subscription monies are received. Sayona receives 90% of subscription monies with the remaining 10% retained by the subscriber. PLL have agreed that the advances for NAL can be converted to equity. On 20 December 2022, Morella Corporation Limited (ASX:1MC) gave notice to Sayona that it had completed its earn‐in requirements under the farm‐in agreement with Sayona. Morella has expended over $1.5m within the three year period as required under the agreement. Both parties will now enter a formal Joint Venture agreement, with Morella being manager and holding a 51% equity stake and Sayona 49%. The JV comprises lithium rights to six tenements in the Pilbara (covering 545 sq km) and two tenements in the South Murchison (covering 48 sq km). Sayona may elect to contribute pro‐rata to JV exploration in order to maintain its equity, or choose to dilute. There have been no other key events since the end of the financial year. 42

SAYONA LIMITED AND CONTROLLED ENTITIES AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 31: JOINT ARRANGEMENTS

Joint arrangements are in the form of options to acquire mineral tenements or joint venture agreements.

The Group has entered into joint arrangements with the following parties:

Sayona Lithium Pty Ltd

The Group holds an 80% interest in the Western Australian mineral tenement E59/2092 (Mt Edon) at 30 June 2022. Under the agreement, the vendor is entitled to receive a 1% gross production royalty and is entitled to explore for and develop other non-lithium commodity within the tenement during the option period.

During the period, the Group entered into a revised Earn-In Agreement for its Pilbara lithium tenement portfolio with Morella Corporation Limited (formerly known as Altura Mining Limited). Morella had not earned any interest in the tenements as at 30 June 2022.

Sayona Quebec Inc.

On 28 February 2019, the Group entered into an acquisition agreement with Exiro Minerals Group in relation to a number of mineral claims in Quebec.

All conditions have been met and the Group now holds 100% interest in the relevant claims.

Sayona Nord Inc.

On 15 October 2021, the Group acquired a 60% interest in the Moblan Lithium Project for US$86.5M. Moblan is 40% owned by SOQUEM Inc., a wholly owned subsidiary of Investissement Québec.

NOTE 32: PARENT ENTITY INFORMATION

The following information relates to the parent entity, Sayona Mining Limited. This information has been prepared using consistent accounting policies as presented in Note 1.

	2022	2021
	$	$
Current assets	171,161,455	39,468,941
Non-current assets	266,902,636	30,786,336
Total assets	438,064,091	70,255,277
Current liabilities	(1,487,695)	2,119,839
Non-current liabilities	-	32,635
Total liabilities	(1,487,695)	2,152,474
Net Assets	439,551,786	68,102,803
Contributed equity	504,254,582	128,727,789
Option Reserve	1,761,827	108,953
Accumulated losses	(66,464,623)	(60,733,939)
Total equity	439,551,786	68,102,803
Statement of Profit or Loss and Other Comprehensive Income		
Total (profit)/loss for the year	10,061,636	(2,315,467)
Total other comprehensive income	-	-
Total comprehensive loss for the year	10,061,636	(2,315,467)

43

SAYONA LIMITED AND CONTROLLED ENTITIES AND CONTROLLED ENTITIES ABN 26 091 951 978 FOR THE YEAR ENDED 30 JUNE 2022 NOTES TO THE FINANCIAL STATEMENTS Guarantees There are no parent company guarantees. Contingent Liabilities There are no material contingent liabilities at the end of the reporting period. NOTE 33: INTERESTS IN SUBSIDIARIES Information about principal subsidiaries NOTE 33: INTERESTS IN SUBSIDIARIES (Continued) Sayona Quebec Inc, incorporated in Canada on 7 July 2016. The parent entity held 100% of the ordinary shares of the entity. On 8 June 2021, Piedmont subscribed for US$5M worth of shares in Sayona Quebec to acquire a 25% interest. Each subsidiary's principal place of business is also its country of incorporation, and year end coincide with the parent company. ** Sayona Lithium Pty Ltd, incorporated in Australia on 4 September 1986. The parent entity holds 100% of the ordinary shares of the entity. Development capital, future operating costs and working capital requirements of Sayona Quebec Inc. and North American Lithium inc. will be jointly funded by Sayona 75% and Piedmont 25%. Lithium Amerique Du Nord Inc (North American Lithium Inc), incorporated in Canada on 9th June 2021. Sayona Quebec Inc held 100% of the ordinary shares of the entity. 9451-6705 Quebec Inc, incorporated in Canada on 8th October 2021. The parent entity holds 100% of the ordinary shares of the entity. Sayona Nord Inc, incorporated in Canada on 24th September 2021. 9451-6705 Quebec Inc owns 100% of the ordinary shares of the entity. ** Sayona International Pty Ltd, incorporated in Australia on 29 April 2016. The parent entity holds 100% of the ordinary shares of the entity. There are no significant restrictions over the Group's ability to access or use assets and settle liabilities of the Group. ** members of the Australian tax consolidated group These subsidiaries have share capital consisting solely of ordinary shares which are held directly by the Group and minority interests. ** Sayona East Kimberley Pty Ltd, incorporated in Australia on 18 June 2015. The parent entity holds 100% of the ordinary shares of the entity. 44

SAYONA LIMITED AND CONTROLLED ENTITIES AND CONTROLLED ENTITIES
ABN 26 091 951 978

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2022

NOTE 34: SEGMENT REPORTING

The Group operates internationally, in the mineral exploration industry. Segment reporting is based on the whole of entity. Geographical segment information is as follows:

Primary Reporting: Geographical Segments

	Australia		Overseas		Consolidated Group	
	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$
REVENUE						
Revenue	114,509	644,591	383,709	796	498,218	645,387
Total revenue from ordinary activities	114,509	644,591	383,709	796	498,218	645,387
RESULT						
Profit/(loss) from ordinary activities before income tax expense	(10,203,472)	(2,952,535)	93,889,644	(346,326)	83,686,172	(4,379,498)
Income tax expense	-	-	-	-	-	-
Profit/(loss) from ordinary activities after income tax expense	(10,203,472)	(2,952,535)	93,889,644	(346,326)	83,686,172	(4,379,498)
ASSETS						
Segment assets	174,324,897	40,969,047	486,836,708	30,752,276	661,161,605	71,721,323
LIABILITIES						
Segment liabilities	47,530,487	(1,557,110)	(137,896,233)	(2,278,086)	(90,365,746)	(3,835,196)

There were no transfers between segments reflected in the revenues, expenses or result above. The pricing of any intersegment transactions is based on market values.

Segment accounting policies are consistent with the economic entity.

NOTE 35: FAIR VALUE MEASUREMENT

Apart from software intangibles, the Group does not measure any assets or liabilities at fair value on a recurring basis after

The Group does not subsequently measure any other assets or liabilities at fair value on a non-recurring basis.

NOTE 36: COMPANY DETAILS

The registered office and principal place of business is:

Sayona Mining Limited
Level 28, 10 Eagle Street
10 Eagle Street
Brisbane Queensland 4000

45

46 Independent Auditor’s Report To the Shareholders and Board of Directors of Sayona Mining Limited Report on the Audit of the Financial Report Opinion We have audited the accompanying consolidated financial statements of Sayona Mining Limited (the Company and its controlled entities (the Group)), which comprise the consolidated statement of financial position as at June 30, 2022, the consolidated statements of profit and loss and other comprehensive income, changes in equity and cash flows for the year then ended, and notes to the financial statements. In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Group as of June 30, 2022, and the results of its operations and cash flows for the year then ended in conformity with Australian Accounting Standards and Interpretations of the Australian Accounting Standards Board and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Key Audit Matters Key audit matters are those that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

47 Independent Auditor’s Report to the Shareholders and Board of Directors of Sayona Mining Limited (continued) Key audit matter How the matter was addressed in the audit Acquisition of NAL mine - accounting and fair values Refer to Note 5(A) Significant transactions and events - Business Combination - NAL Acquisition On August 27, 2021 the Group acquired the issued capital of North American Lithium Inc. (NAL) for a purchase price of A$128.6M. This was an acquisition of a previously operating mine in Quebec Canada which was in the possession of the Canadian government. As disclosed in Note 5(A) this acquisition has been accounted for as a business combination under AASB/IFRS 3 Business Combinations. The note indicates this is a key estimate in preparation of the financial statements, as the current accounting treatment and fair values reflect the complexity of the transaction and the re-commissioning of the mine site. In the financial statements the Group has recorded at fair value for the acquisition total assets of $267.8M, total liabilities of $30.8M, and a gain on acquisition of $108.4M. The accounting for the acquisition was considered a key audit matter due to the estimates required to account for the acquisition as a business combination, the estimates required to measure the fair values of the assets and liabilities acquired, and due to the significant amounts involved. Our procedures included, amongst others: • We obtained an understanding of the acquisition by examining relevant agreements, legal documents and purchase price allocation reports, to obtain an understanding of the transaction; • We obtained an understanding of the operational status of the mine site by examining relevant documents for the mine recommissioning and mine operating plans; • We assessed whether the acquisition constituted a business combination under AASB/IFRS 3 Business Combinations; • We obtained and evaluated the external valuation report to assess the determination of the fair values of the assets and liabilities acquired; • We evaluated the competency and independence of management’s experts used in their assessment of the mine recommissioning and mine operating plans, and the fair values adopted; • We tested the calculation of the gain on bargain purchase arising from the acquisition; • We considered the key assumptions and estimates used by management to apply AASB/IFRS 3 Business Combinations; and • We assessed the appropriateness of disclosures of the acquisition included in the notes to the financial statements.

48 Independent Auditor’s Report to the Shareholders and Board of Directors of Sayona Mining Limited (continued) Key audit matter How the matter was addressed in the audit Joint Arrangements - Moblan Lithium Project Refer to Note 5(B) Significant transactions and events - Moblan Lithium Project In October 2021 the Group acquired a 60 % interest in tenements known as the ‘Moblan Lithium Project’ for a purchase price of A$116.7M and transaction costs of A$1.35M were incurred. The Group will manage the project on behalf of the joint holders. The accounting for the acquisition of the project was considered a key audit matter due to due to the significant amount involved in the transaction. Our procedures included, amongst others: • We obtained an understanding of the acquisition by examining relevant agreements and legal documents; • We obtained evidence as to the rights to tenure of the areas of interest acquired; • We obtained evidence of the future intention for the areas of interest, including reviewing future budgeted expenditure and related work programs; • We obtained an understanding of the status of ongoing exploration programs, for the areas of interest; • We obtained evidence as to the assumptions made by management in the determination of the recoverable value of the asset; and • We assessed the appropriateness of disclosures of the acquisition of the included in the notes to the financial statements. Carrying Value of Exploration and Evaluation Assets Refer to Note 14 Exploration and Evaluation Assets As at June 30, 2022 the carrying value of exploration and evaluation assets is $158.9M. The Group’s accounting policy in respect of exploration and evaluation assets is outlined in Note 1. This is a key audit matter as this is a significant asset of the Group and due to the significant judgement that is applied in determining whether the capitalised exploration and evaluation assets meet the recognition criteria set out in AASB/IFRS 6 Exploration for and Evaluation of Mineral Resources. Our procedures included, amongst others: • We obtained evidence as to whether the rights to tenure of the areas of interest remained current at reporting date as well as confirming that rights to tenure are expected to be renewed for tenements that will expire in the near future; • We obtained evidence of the future intention for the areas of interest, including reviewing future budgeted expenditure and related work programs; • We obtained an understanding of the status of ongoing exploration programs, for the areas of interest; • We obtained evidence as to the assumptions made by management in the determination of the recoverable value of the asset; and • We assessed the appropriateness of disclosures included in the notes to the financial statements.

49 Independent Auditor’s Report to the Shareholders and Board of Directors of Sayona Mining Limited (continued) Responsibilit ies of Directors for the Consolidated Financial Statements The directors are responsible for the preparation and fair presentation of the financial statements in accordance with Australian Accounting Standards and International Financial Reporting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors are required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for one year after the reporting date. Auditor’s Responsibilit ies for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

50 Other Matter - Prior Period Financial Information not Covered by this Audit Report The prior period financial statements were not audited under GAAS audit procedures. We conducted our prior period audit of the financial statements in accordance with Australian Auditing Standards which are compliant with International Auditing Standards. Nexia Brisbane Audit Pty Ltd Ann-Maree Robertson Director Level 28, 10 Eagle Street Brisbane, Queensland, Australia, 4000. Date: February 26, 2023